UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Riverview Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2020

TO THE SHAREHOLDERS OF RIVERVIEW FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Riverview Financial Corporation (the “Corporation”) will be held on Thursday, June 11, 2020 at 10:00 a.m., Eastern time, for the purpose of considering and voting upon the following matters:

1.	The election of four (4) Class 1 directors to serve for a three-year term and until their successors are elected and qualified;

2.	The ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	The transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

This year’s Annual Meeting will be a completely Virtual Meeting. You will be able to attend the Annual Meeting to submit votes for your shares, regardless of whether you previously voted via mail, Internet or telephone, and submit any questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/RIVE2020. Please note that the last vote received will be tabulated.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for directors listed in the attached proxy statement; and “FOR” the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

Only those shareholders of record, at the close of business on April 15, 2020, are entitled to receive notice of and to vote at the Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. On or about April 29, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice explains how you may view and access a copy of our Notice of Annual Meeting, the Proxy Statement, Proxy Card and the 2019 Annual Report online by visiting www.proxyvote.com. The Notice also provides details as to how you may request and receive, free of charge, a paper or email copy of our Notice of Annual Meeting, Proxy Statement, Proxy Card and the 2019 Annual Report by any of these methods:

-	By Internet:	www.proxyvote.com
-	By Telephone:	1-800-579-1639
-	By E-Mail:	sendmaterial@proxyvote.com

Riverview encourages you to vote your shares in advance of the Annual Meeting to ensure your shares will be represented and voted at the Annual Meeting. You may vote in advance of the meeting by telephone, via the Internet, or if you request a paper copy of the Proxy Card, mailing your paper Proxy Card in the postage paid, self-addressed envelope provided. For telephone voting, call toll-free, 1-800-690-6903 from any touch-tone telephone and follow the instructions. For Internet voting, access www.proxyvote.com and follow the on-screen instructions. The toll-free telephone number and Internet voting site will be closed at 11:59 p.m., Eastern time, on June 10, 2020, the day prior to the Annual Meeting.

You may also attend the virtual Annual Meeting and vote during the meeting by visiting www.virtualshareholdermeeting.com/RIVE2020. If you encounter any difficulties accessing the Virtual Meeting either at check-in or during the course of the Annual Meeting, please call the toll-free phone number displayed on the Virtual Meeting website on the meeting date.

Your proxy is revocable. You may revoke your proxy at any time prior to the vote by submitting a later dated proxy using one of the voting methods described above. Shareholders may vote as often as they wish via telephone or Internet, but only the last vote received will be tabulated.

Thank you for your understanding.

BY THE ORDER OF THE BOARD OF DIRECTORS

Melinda Aungst

Secretary

3901 North Front Street

Harrisburg, Pennsylvania 17110

maungst@riverviewbankpa.com

April 29, 2020

PROXY STATEMENT

RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2020

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Annual Meeting of the shareholders of Riverview Financial Corporation (“Riverview” or the “Corporation”) will be held on Thursday, June 11, 2020, at 10:00 a.m., Eastern time. Only shareholders of record at the close of business on April 15, 2020 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the meeting.

In light of the ongoing coronavirus pandemic, this year we will conduct the Annual Meeting solely online through a live interactive webcast. Given the current environment, we believe it is important for the safety of our shareholders, employees, directors and local community to hold the Annual Meeting remotely. Shareholders of the Corporation as of the Record Date may view and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/RIVE2020 on that day of the Annual Meeting.

To attend and participate in the virtual Annual Meeting, shareholders will need to provide the sixteen (16) digit control number that appears on their Notice of Internet Availability of Proxy Materials or Proxy Card. We encourage you to visit the Virtual Meeting website prior to the start time of the meeting. Please allow ample time to ensure that you gain access to the meeting. If you have difficulties during the check-in time or during the course of the Annual Meeting, there will be technical support available to assist you. If you encounter any difficulties, please call the toll-free phone number displayed on the Virtual Meeting website on the meeting date.

Availability of Proxy Materials

On or about April 29, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions detailing how to view or receive our Notice of Annual Meeting, Proxy Statement, Proxy Card and 2019 Annual Report. The Notice explains how you may view or access a copy of our Notice of Annual Meeting, Proxy Statement, Proxy Card and the 2019 Annual Report online by visiting www.proxyvote.com. The Notice also provides details as to how you can request and receive a paper or email copy, free of charge, of our Notice of Annual Meeting, Proxy Statement, Proxy Card and the 2019 Annual Report by any of these methods:

-	By Internet:	www.proxyvote.com
-	By Telephone:	1-800-579-1639
-	By E-Mail:	sendmaterial@proxyvote.com

In accordance with Securities and Exchange Commission (“SEC”) rules, the materials on the foregoing website are searchable, readable and printable, and the website does not use “cookies”, track user moves or gather any personal information.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

•	Election of four (4) Class 1 directors of the Corporation, to serve for a three-year term and until their successors are elected and qualified;

•	Ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	Transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2020 Annual Meeting of Shareholders. This proxy statement is first being made available to shareholders on or about April 29, 2020. The Corporation will bear the expense of soliciting proxies. The solicitation materials will be available to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Corporation will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of the Corporation’s Common Stock. In addition, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

How to Vote

Riverview encourages you to vote your shares by proxy in advance of the Annual Meeting, to ensure that your shares will be represented and voted at the Annual Meeting. As the holder of record, you have the right to give your proxy directly to us in advance of the Annual Meeting by any of the following methods: (1) by Internet or telephone – visit www.proxyvote.com to vote over the Internet or call 1-800-690-6903 to vote using a touchtone phone; or (2) by mail – if you requested to receive a paper copy of the Proxy Card, you can elect to vote in advance of the Annual Meeting by signing and returning the Proxy Card in the postage paid, self-addressed envelope that was enclosed. If you vote in advance of the Annual Meeting using either the toll-free telephone number or the Internet voting site, please note that you need to cast your vote by 11:59 p.m., Eastern time, on June 10, 2020, the day prior to the Annual Meeting.

If you hold shares in street name with a bank or broker, it is important that you instruct your bank or broker how to vote your shares if you want your shares to be voted on the election of directors. If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf for this matter. Your bank or broker will, however, continue to have discretion to vote any shares for which no voting instructions have been provided on the ratification of the appointment of Riverview’s independent auditor and other matters that your bank or broker considers routine.

Shareholders, including those who hold shares through a bank, broker or other nominee, may also attend the virtual Annual Meeting and vote online during the Annual Meeting. To vote online during the Annual Meeting or submit questions, follow the instructions at www.virtualshareholdermeeting.com/RIVE2020.

To attend and participate in the virtual Annual Meeting, shareholders will need to provide the sixteen (16)-digit control number that appears on their Notice of Internet Availability of Proxy Materials or proxy card. We encourage you to visit the Virtual Meeting website prior to the start time of the meeting. Please allow ample time to ensure that you gain access to the meeting. If you have difficulties accessing the site prior to, or during the Annual Meeting there will be technicians available to assist you. If you encounter any difficulties accessing the Virtual Meeting website at check-in or during the course of the Annual Meeting, please call the toll-free phone number displayed on the Virtual Meeting website on the meeting date.

Voting of Shares

By giving your proxy, you appoint Joseph D. Kerwin and Marlene K. Sample, as proxy holders to vote your shares in the manner indicated by you. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Annual Meeting, including any adjournment or postponement thereof, in accordance with the instructions of the shareholder giving the proxy. In the absence of instruction, all proxies will be voted FOR the election of the director nominees identified in this proxy statement and FOR the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020. Although the Board of Directors knows of no other business to be presented, in the event any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Corporation as permitted by Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

As of the Record Date, 100,222 shares of Riverview voting Common Stock were held by Riverview’s Trust department in a fiduciary capacity for fiduciary accounts. The shares held in this manner, in the aggregate, represent approximately 10.9% of the total voting common shares outstanding. In the absence of voting directions from the account owner, these shares will not be voted by Riverview.

Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan and for the employees who participate in the Employee Stock Purchase Plan will be voted in accordance with the instructions of each shareholder’s proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder’s account will not be voted.

Each participant in the Riverview Financial Common Stock Fund of the Riverview Financial Corporation 401(k) Plan (or beneficiary of a deceased participant) is entitled to direct the Plan Trustee how to vote shares of Riverview voting Common Stock that are allocated to his or her account under the 401(k) Plan, on any matter in which other holders of Riverview’s voting Common Stock are entitled to vote. All shares of Riverview stock allocated to accounts for which the Plan Trustee did not receive instructions from a participant will be voted by the Plan Trustee in the same proportion as the shares for which it has received instructions, subject to the trustee’s discretion and in accordance with applicable fiduciary duties under Employee Retirement Income Security Act of 1974, as amended.

Revocability of Proxies

Voting by proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote at the Virtual Meeting. A shareholder may revoke any proxy given pursuant to this solicitation by (i) delivering written notice of revocation to Melinda Aungst, Secretary of the Corporation, 3901 North Front Street, Harrisburg, Pennsylvania, 17110, (ii) submitting a later dated proxy via telephone or Internet within the deadlines stated below for voting using those methods, (iii) delivering a later dated proxy and giving written notice of the revocation to Melinda Aungst at any time before the shares are voted at the Annual Meeting, or (iv) attending the virtual Annual Meeting and voting online at the meeting after giving notice thereof to the Secretary of the meeting. Shareholders may vote as often as they wish via telephone or Internet, but only the last vote received will be tabulated.

Although the Board of Directors knows of no other business to be conducted at the meeting, in the event any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors on any matter as to which the Corporation did not have reasonable notice.

Quorum; Required Vote

At the close of business on the Record Date, the Corporation had 9,182,251 issued and outstanding shares of no par value voting common stock (the “Common Stock”) held by approximately 1,014 shareholders of record. The Common Stock is the only class of Corporation stock entitled to vote at the Annual Meeting. Each holder of the Corporation’s Common Stock is entitled to one vote per share owned of record on the Record Date on all business presented at the Annual Meeting.

A majority of the outstanding shares of Common Stock of the Corporation, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and the Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are counted in determining the presence of a quorum if they have voted on at least one non-procedural matter at the Annual Meeting.

In the case of the election of directors, the four (4) candidates receiving the highest number of votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. For all other matters to be voted upon, the affirmative vote of a majority of votes cast, in person or by proxy, at the Annual Meeting, is required for approval, except in cases where the vote of a greater number of shares is required by law or under the Corporation’s Articles of Incorporation or Bylaws. Abstentions, “withhold” votes and broker non-votes will not be treated as votes cast. As a result, they will have no effect on the outcome of the vote to approve any of the proposals.

Shareholder Proposals for the 2021 Annual Meeting

Shareholder proposals for the 2021 Annual Meeting must be addressed to the Secretary of the Corporation and received on or before December 30, 2020 at the principal executive offices of Riverview Financial Corporation at 3901 North Front Street, Harrisburg, PA 17110, to be considered for inclusion in our 2021 Proxy Statement. Shareholder proposals that will not be included in the 2021 Proxy Statement, but which a shareholder intends to bring to a vote at the Annual Meeting, will be considered untimely if submitted after March 17, 2021.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and executive management believe promote this purpose, that are sound and represent best practices. We continually review these practices, Pennsylvania law (the state in which we are incorporated), and best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has twelve (12) members. The Corporation follows the NASDAQ Stock Market standards for independence. Under those standards, the following eleven (11) directors are considered independent: Mses. Cherry, Gathagan and Sample and Messrs. Evans, Greenawalt, Hoover, Kerwin, McMillen, Resh, Soult and Wood. Mr. Fulk is not independent because he is an executive officer of the Corporation. This constitutes more than a majority of our Board of Directors. All members of our Audit Committee, Compensation Committee and Governance and Nominating Committee meet all independent standards under the NASDAQ Stock Market standards for independence applicable to services on those committees.

The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the eleven (11) directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Ms. Cherry	Yes	None
Mr. Evans	Yes	Legal services
Ms. Gathagan	Yes	None
Mr. Greenawalt	Yes	None
Mr. Hoover	Yes	None
Mr. Kerwin	Yes	Legal services
Mr. McMillen	Yes	None
Mr. Resh	Yes	None
Ms. Sample	Yes	Advertising services
Mr. Soult	Yes	None
Mr. Wood	Yes	None

In each case, the Board determined that none of the transactions noted impair the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee. All Committees are required to have an odd number of members. In the event a committee vote is deadlocked (i.e., an even number of votes for and against an item to be approved), then the matter will be resolved by vote of the full Board of Directors.

Board Meetings. During 2019, the Board of Directors met fifteen (15) times. All the directors attended at least 75% of all meetings of the Board and respective Committees on which they served. In addition, although the Corporation does not have a formal policy regarding attendance by directors at the Annual Meeting of Shareholders, it is generally expected that each director will attend. All of the Corporation’s directors attended the 2019 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee met five (5) times during 2019, and operates pursuant to a written charter, a copy of which is available on Riverview Bank’s website at https://www.riverviewbankpa.com/ then clicking on the Investor Relations link - “Governance Documents”. The members of the Audit Committee are Howard R. Greenawalt, Chairman, Timothy E. Resh and Marlene K. Sample. Each member of the Audit Committee is considered “independent” in accordance with NASDAQ and the Securities and Exchange Commission independence standards applicable to Audit Committee membership. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the audit of the Corporation’s financial statements. The scope of the Audit Committee’s oversight responsibility includes the financial reporting process, the system of internal control over financial reporting, independence requirements, the audit process, and the institution’s process for monitoring compliance with laws and regulations with respect to financial reporting. As such the Audit Committee reviews:

•	The fairness of the presentation of Riverview’s financial statements in all material respects and Riverview’s systems of internal accounting and financial controls over financial reporting;

•	The performance of the Corporation’s independent registered public accounting firm (audit firm);

•

The quarterly review and annual independent audit of Riverview’s financial statements, the engagement of the independent auditors and evaluation of the independent auditor’s qualifications, independence and performance; and

•	Riverview’s compliance with legal and regulatory requirements, including disclosure controls and procedures, with respect to financial reporting.

Further, it is the responsibility of the Audit Committee to provide independent oversight and to monitor and maintain lines of communication between the Board of Directors, the external auditors, the internal auditors and the senior management of the Corporation. The Audit Committee is also responsible for matters concerning the relationship between the Corporation and its independent auditors, including annually recommending their appointment or removal, reviewing the scope of their audit services and related fees as well as other services they may provide to the Corporation, and determining whether the auditors are independent. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. Mr. Greenawalt was determined by the Board of Directors to be an “audit committee financial expert” as defined in SEC Regulation S-K.

Compensation Committee. The Compensation Committee met ten (10) times during 2019 and operates pursuant to a written charter, a copy of which is available on Riverview Bank’s website at https://www.riverviewbankpa.com/ then clicking on the Investor Relations link - “Governance Documents”. The Compensation Committee is comprised of Kevin D. McMillen, Chairman, David W. Hoover and Joseph D. Kerwin, who are all considered to be independent under the NASDAQ independence standards applicable to Compensation Committee membership. The Compensation Committee is responsible for formulating, evaluating and recommending to the Board the compensation of Riverview’s executive officers, overseeing all compensation programs involving the issuance of Riverview’s stock and other equity securities of Riverview, assessing Bank compensation programs for risk, annually reviewing the Bank’s executive compensation, salary administration and benefit programs to determine that they are current and properly coordinated, recommending to the Board the compensation for directors and overseeing employment agreements.

Governance and Nominating Committee. The Governance and Nominating Committee met four (4) times during 2019. The Governance and Nominating Committee consists entirely of independent directors as defined under the NASDAQ independence standards applicable to Governance and Nominating Committee membership. The members of the Governance and Nominating Committee are David W. Hoover, Chairman, Paula M. Cherry, Albert J. Evans, Maureen M. Gathagan and Joseph D. Kerwin. The principal duty of the Governance and Nominating Committee includes developing corporate governance guidelines of the Corporation, ensuring compliance with such governance policies, procedures and practices and periodically overseeing the evaluation of the Board of Directors and management performance. In addition, the committee serves as the Corporation’s nominating committee and is responsible for identifying individuals qualified to become Board members based upon criteria specified by the Board and recommending nominees to fill vacancies. The Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on Riverview Bank’s website at https://www.riverviewbankpa.com/ then clicking on the Investor Relations link - “Governance Documents”.

Code of Ethics

The Corporation adopted a Code of Ethics that applies to all directors, officers and employees of the Corporation and the Bank. The Code of Ethics defines the standards of honesty, integrity, impartiality and conduct that are essential to ensure the proper performance of the Corporation’s business and to ensure public trust. A copy of the Code of Ethics may be obtained, without charge, by contacting Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Anti-Hedging Policy

The Corporation’s anti-hedging and anti-pledging provisions are covered in the Corporation’s Insider Trading Policy. Under the policy, directors and named executive officers are prohibited from engaging in short sales of Riverview stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Riverview stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Riverview stock. In addition, directors and named executive officers are prohibited from pledging Riverview stock as collateral for any loan or holding Riverview stock in a margin account.

Shareholder Communications

Shareholders who wish to send communications to the Board may send communications to Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Nomination of Directors

Under the Corporation’s Bylaws, Board nominations may be made by the Board of Directors or by any shareholder entitled to vote on the election of directors, provided that all nominees must meet the age and ownership requirements discussed below. The Governance and Nominating Committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board. As part of the Committee’s process to identify and select director nominees, diversity is one of many factors considered, including skill, experience and time availability, in evaluating candidates. The Board does not assess shareholder nominees using a different standard from that used to assess Board nominees. In order for a shareholder to make a nomination, the shareholder must provide a notice, along with additional information about the proposed nominee(s), as required by Section 9.2 of the Bylaws, to our

Corporate Secretary not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. If the Annual Meeting were held on the same date next year, the deadline to submit a director nominee would be on or about April 10, 2021. The Chairman of the Annual Meeting is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If the Chairman determines that a nomination was not made in accordance with the Bylaws, the Chairman shall declare so at the Annual Meeting, and the defective nomination will be disregarded. You can obtain a copy of the full text of the Bylaw provision by writing to Melinda Aungst, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Leadership Structure

Prior to January 2019, the Corporation’s senior leadership was shared between the Chief Executive Officer, the President and the Chairman of the Board, respectively. In 2019, however, the Board determined to combine the offices of President and Chief Executive Officer, which many public companies often do. This structure permits the President and Chief Executive Officer to cohesively manage daily operations. Riverview believes that separation of the President and Chief Executive Officer roles is not necessary because it has an independent Chairman providing sufficient counterbalance to the combined President and Chief Executive Officer position in terms of risk oversight and management evaluation. Riverview also believes that its leadership structure, in which the roles of Chairman and Chief Executive Officer are separate, together with experienced and engaged independent directors and key independent committees, will be effective and is the optimal structure for Riverview and our shareholders at this time.

Risk Oversight

Oversight of material risks facing the Corporation is a major area of emphasis for the Board of Directors. A separate standing Risk and Compliance Committee of the Board facilitates our Board’s oversight responsibilities with respect to managing risk throughout the Corporation. The Committee, which acts completely independent of management, reports directly to the full Board and meets at least quarterly, or more frequently as circumstances dictate. The Committee receives regular reports from management and other standing Board committees regarding relevant risks and the actions taken by management to adequately address those risks. The current members of the Risk and Compliance Committee are: Messrs. Hoover, Chairman, Fulk, Greenawalt, Soult and Wood, all of whom are considered “independent”, except for Mr. Fulk. The Risk and Compliance Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on Riverview Bank’s website at https://www.riverviewbankpa.com/ then clicking on the Investor Relations link - “Governance Documents”.

PROPOSAL 1: ELECTION OF DIRECTORS

The Corporation’s Articles of Incorporation provide that the Board of Directors shall consist of at least seven (7), but not more than twenty-five (25) persons, as determined by the Board of Directors from time to time. The Board currently has twelve (12) members; however, effective as of the Annual Meeting, the total number of members of the Board will be reduced to eleven (11), as described below. The Board is divided into three classes, as nearly equal in number as possible. Directors serve staggered, three-year terms, such that the term of office of one class of directors expires each year. Currently, the term of the Class 1 directors expires at the 2020 Annual Meeting, the term of Class 2 directors expires at the 2021 Annual Meeting, and the term of Class 3 directors expires at the 2022 Annual Meeting.

Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignations, retirement, death or any other reason, may be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed will serve as a director until the expiration of the term of office of the class of directors to which he or she was appointed. The Bylaws do not permit the nomination of any individual as a director who shall have attained the age of seventy (70) years on or before the date of the Annual Meeting at which directors are to be elected. As of the 2020 Annual Meeting, Director William Wood is retiring from the Board due to this requirement, thus reducing the size of the Board to eleven (11) members. The ages of the directors presented in the upcoming table are as of the April 15, 2020 Record Date.

Except for directors of the Corporation who were in office as of September 27, 2018, no person shall be nominated or elected to serve as a Director who beneficially owns less than 4,000 shares of common stock of the Corporation as of both the date they are nominated and the date they are elected to serve on the Board. A director of the Corporation in office as of September 27, 2018 shall beneficially own at least 4,000 shares of common stock of the Corporation on or before December 31, 2020 to fulfill this requirement and remain on the Board of the Corporation. All ownership requirements are continuous; a director must maintain the applicable level of ownership at all times until termination of their service as a member of the Board. Any member of the Board who fails to reach or maintain the required level of ownership shall be required to immediately resign from the Board as of the date such requirement is no longer met.

The Board of Directors has nominated the following four (4) persons for election as Class 1 directors, to serve for a three-year term and until their successors are duly elected and qualified. In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote “FOR” the following four (4) nominees:

Nominees for Class 1 Directors to serve until 2023

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Brett D. Fulk, 51	2015	Mr. Fulk is the President and Chief Executive Officer since January 2, 2019 and a director of Riverview Financial Corporation and Riverview Bank since June 30, 2015. Previously, he was the President of Riverview Financial Corporation and Riverview Bank from June 30, 2015 to January 2, 2019 and the Chief Operating Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank). He earned a Bachelor of Science Degree in Finance from Shippensburg University of Pennsylvania. Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by the Bank.

Maureen M. Gathagan, 46	2017(5)	Ms. Gathagan is a veteran business professional with more than 20 years of diverse management experience in various industries, including pharmacy, retail grocery store and fast food. She earned a Bachelor of Arts degree in Applied Psychology from Indiana University of Pennsylvania and a Master of Science degree in Industrial & Organization Psychology from the University of Baltimore. Ms. Gathagan’s qualifications include her active involvement and participation in numerous local non-profit and charitable organizations and her position as a Board member of Clearfield Educational Foundation and the Clearly Ahead Development.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Howard R. Greenawalt, 67	2012(2)	Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg and Carlisle, Pennsylvania. He retired as an officer and owner of the firm on January 1, 2012 but continued as an employee of the firm until his retirement on December 31, 2018. He attended the University of North Carolina, Chapel Hill and received a Bachelor of Science degree in accounting from Elizabethtown College. He was a Certified Business Manager (“CBM”), a Certified Financial Services Auditor (“CFSA”) and a Chartered Bank Auditor (“CBA”) prior to his retirement. Mr. Greenawalt has extensive audit, accounting and tax experience, and brings broad financial proficiency and leadership skills as a managing officer of a local company.

John G. Soult, Jr., 56	1999(5)	Mr. Soult is the Chairman of the Board of Directors of Riverview Financial Corporation and Riverview Bank, effective October 1, 2018, as required by the Agreement and Plan of Merger, by and between Riverview Financial Corporation and CBT Financial Corp, dated April 19, 2017. Mr. Soult is President of Soult Wholesale Company, a wholesale building materials company. He earned a Bachelor of Arts degree in economics from Dickinson College and a Master of Science degree in business from Johns Hopkins University. Mr. Soult’s qualifications include his business expertise and his knowledge of the communities serviced by the Bank.

Class 2 Directors to serve until 2021

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Paula M. Cherry, 64	2011(5)	Ms. Cherry is a practicing attorney and partner in the law firm of Gleason, Cherry and Cherry LLP of DuBois, Pennsylvania, and serves as the Assistant Solicitor for the city of DuBois, Pennsylvania. Ms. Cherry earned a Bachelor of Arts degree from Goucher College and a Juris Doctorate degree from The Dickinson School of Law. Ms. Cherry’s qualifications include her extensive legal and business experience and her involvement in the communities serviced by the Bank.

Joseph D. Kerwin, 57	2005(1)(2)	Mr. Kerwin is a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. Mr. Kerwin’s qualifications include his extensive legal and business expertise and his knowledge of the communities served by the Bank.

Timothy E. Resh, 66	2008(4)	Mr. Resh is a retired pastor of Brothers Valley Church of the Brethren. He formerly served as the Chairman of the Board of Citizens National Bank of Meyersdale. Mr. Resh has extensive experience in business management, community leadership, agricultural and retail operations. Mr. Resh’s qualifications include his extensive community involvement and diversified clergy/business background and his experience as the former Chairman of the Board of Citizens National Bank of Meyersdale.

Marlene K. Sample, 69	2011(5)	Ms. Sample is the Chairman of Sample Media – MSK, Inc. and President of ATJ Printing, Inc. of Huntingdon, Pennsylvania. Ms. Sample earned a Bachelor of Arts degree in political science from the Pennsylvania State University. Ms. Sample’s qualifications include her extensive business expertise and her active involvement in the communities serviced by the Bank.

Class 3 Directors to serve until 2022

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Albert J. Evans, 52	2007(3)	Mr. Evans is a trial attorney with the law firm of Fanelli, Evans & Patel, P.C. of Pottsville, Pennsylvania for more than 26 years, and is the President of the law firm. He is licensed to practice law in the states of Pennsylvania and New Jersey. He is a Board Member of the Pennsylvania Trial Lawyers Association, a Diplomat of the American Association for Justice, and a Delegate for the Pennsylvania Bar Association in 2007-2008. He also serves on the Lawyers Advisory Committee for the United States District Court for the Middle District of Pennsylvania and is Vice President of the Schuylkill County Bar Association. Mr. Evans has been involved in numerous complex litigations and is a member of the Million Dollar Advocates forum. He was selected as a super lawyer in 2019. Mr. Evans is also a Eucharistic Minister. Mr. Evans’ qualifications to serve on Riverview’s Board include his prior experience as a director of the Union Bank and Trust Company, appointed in 2007. He served as counsel for a financial institution and has experience with acquisition transactions and corporate legal matters.

David W. Hoover, 59	2007(1)(2)	Mr. Hoover is the owner and President of Hoover Financial Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover is currently the Vice-Chairman of the Board of Riverview Financial Corporation and Riverview Bank. Prior to October 1, 2017, he held the position of Chairman of the Board of Riverview since its inception in December 2008. Mr. Hoover’s qualifications include his leadership skills, financial expertise and his knowledge of the communities served by the Bank.

Kevin D. McMillen, 63	2007(5)	Mr. McMillen is a retired regional Vice President of Burns and Burns Associates, Inc., an insurance agency. Mr. McMillen earned a Bachelor of Science degree in biology from Clarion University and a Master of Science degree from Florida Institute of Technology. He is Chairman of the Board of Clearfield County Charitable Foundation. Mr. McMillen’s qualifications include his business knowledge and background and his involvement in the communities serviced by the Bank.

Retiring Director

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
William W. Wood, 71	2006(5)	Mr. Wood completed his one-year tenure as the Chairman of the Board of Directors of Riverview Financial Corporation and Riverview Bank for the period beginning October 1, 2017 to September 30, 2018 as required by the Agreement and Plan of Merger by and between Riverview Financial Corporation and CBT Financial Corp, dated April 19, 2017. He previously served as the Chairman of the Board of CBT Financial Corp and CBT Bank. Mr. Wood holds a MBA from St. Francis University and a Bachelor of Science degree in economics with honors from Robert Morris University. He also holds a degree in electrical engineering from the Pennsylvania State University and is a graduate of the Stonier Graduate School of Banking at the University of Delaware. Mr. Wood’s qualifications include an extensive and diverse banking background and his involvement in the communities served by the Bank spanning 49 years.

Information regarding the Corporation’s continuing directors is provided as follows:

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial Corporation and its subsidiary, Riverview Bank.
(3)

The individual became a director of the Corporation effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc. The year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.

(4)

The individual became a director of the Corporation effective December 31, 2015 as a result of the merger of Citizens National Bank of Meyersdale. The year presented includes service as a director of Citizens.

(5)	The individual became a director of the Corporation effective October 1, 2017 as a result of the merger of CBT Financial Corp. The year presented includes service as a director of CBT Financial Corp.

SHARE OWNERSHIP

Principal Holders

Persons and groups who beneficially own in excess of five percent of Riverview’s issued and outstanding voting shares of Common Stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table shows certain information as to the parties who beneficially own more than five percent of our voting Common Stock. We know of no persons, except as listed below, who beneficially owned more than five percent of our voting common stock as of April 15, 2020.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Shares of Voting Common Stock Outstanding
Castle Creek Capital Partners VI LP 6051 El Tordo #1329 Rancho Santa Fe, CA 92067	1,651,465	18.00%

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of April 15, 2020, the amount and percentage of each class of equity securities of the Corporation’s beneficially owned by each director, each director nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the following table are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. All shares reported are shares of voting Common Stock, and none of the directors and executive officers owns any other class of equity of the Corporation.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Nominees:
Paula M. Cherry (2)	18,960	0.20%
Albert J. Evans (3)	43,354	0.47%
Brett D. Fulk (4)	88,096	0.95%
Maureen M. Gathagan (5)	3,530	0.04%
Howard R. Greenawalt (6)	25,893	0.28%
David W. Hoover (7)	36,617	0.39%
Joseph D. Kerwin (8)	42,201	0.45%
Kevin D. McMillen (9)	23,726	0.26%
Timothy E. Resh(10)	4,579	0.05%
Marlene K. Sample (11)	10,926	0.12%
John G. Soult, Jr. (12)	34,435	0.37%
William E. Wood (13)	12,000	0.13%
Named Executive Officer:
Steven A. Ehrlich, CSO (14)	1,044	0.01%
Kirk D. Fox (15)	35,784	0.39%
Ginger G. Kunkel, COO (16)	14,493	0.16%
Scott A. Seasock, CFO (17)	14,848	0.16%

All directors, nominees and executive officers as a group (16 persons)	410,486	4.42%

(1)

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after April 15, 2020.

(2)

Includes 18,400 shares of common stock jointly held with Mrs. Cherry’s spouse. Also includes 560 shares of unvested restricted stock awards over which Mrs. Cherry has sole voting power but no investment power.

(3)

Includes 33,094 shares held individually, 6,050 shares jointly held with Mr. Evans’ spouse and 2,500 shares held in a broker account in the name of Frontier Trust FSB trustee, for Fanelli Evans & Patel, PC in which Mr. Evans serves as president. Also includes 1,150 fully vested stock options that may be exercised at any time, and 560 shares of unvested restricted stock awards over which Mr. Evans has sole voting power but no investment power.

(4)

Includes 17,849 shares held individually and 23,018 shares held in Mr. Fulk’s 401K plan. Also includes 45,500 fully vested stock options that may be exercised at any time and 1,729 shares of unvested restricted stock awards over which Mr. Fulk has sole voting power but no investment power.

(5)	Includes 2,970 shares held individually. Also includes 560 shares of unvested restricted stock awards over which Mrs. Gathagan has sole voting power but no investment power.
(6)

Includes 20,000 shares held individually. Also includes 5,333 fully vested options that may be exercised at any time and 560 shares of unvested restricted stock awards over which Mr. Greenawalt has sole voting power but no investment power.

(7)

Includes 20, 970 shares held individually, 1,099 shares jointly owned with Mr. Hoover’s spouse and 8,655 shares held by Mr. Hoover’s spouse in an IRA. Also includes 5,333 fully vested options that may be exercised at any time and 560 shares of unvested restricted stock awards over which Mr. Hoover has sole voting power but no investment power.

(8)

Includes 20,806 shares held individually and 15,502 shares jointly owned with Mr. Kerwin’s spouse. Also includes 5,333 fully vested options that may be exercised at any time and 560 shares of unvested restricted stock awards over which Mr. Kerwin has sole voting power but no investment power.

(9)	Includes 23,166 shares held individually. Also includes 560 shares of unvested restricted stock awards over which Mr. McMillen has sole voting power but no investment power.
(10)

Includes 4,008 shares held individually and 11 shares jointly owned with Mr. Resh’s spouse. Also includes 560 shares of unvested restricted stock awards over which Mr. Resh has sole voting power but no investment power.

(11)

Includes 5,247 shares held individually in an IRA and 5,119 shares held by Mrs. Sample’s spouse in an IRA. Also includes 560 shares of unvested restricted stock awards over which Mrs. Sample has sole voting power but no investment power.

(12)

Includes 32,331 shares held individually and 1,544 shares jointly owned with Mr. Soult’s spouse. Also includes 560 shares of unvested restricted stock awards over which Mr. Soult has sole voting power but no investment power.

(13)

Includes 10,439 shares held individually in an IRA and 1,001 shares jointly owned with Mr. Wood’s spouse. Also includes 560 shares of unvested restricted stock awards over which Mr. Wood has sole voting power but no investment power.

(14)	Includes 104 shares held individually. Also includes 940 shares of unvested restricted stock awards over which Mr. Ehrlich has sole voting power but no investment power.
(15)	Includes 11,243 share held individually and 41 shares held in trust for Mr. Fox’s child. Also includes 24,500 fully vested stock options that may be exercised at any time.
(16)

Includes 9,239 shares held individually and 314 shares owned by Mrs. Kunkel’s spouse in an IRA. Also includes 4,000 fully vested options that may be exercised at any time and 940 shares of unvested restricted stock awards over which Mrs. Kunkel has sole voting power but no investment power.

(17)

Includes 4,000 shares held individually. Also includes 10,000 fully vested options that may be exercised at any time and 848 shares of unvested restricted stock awards over which Mr. Seasock has sole voting power but no investment power.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the number of outstanding options granted by the Corporation to participants in all equity compensation plans as not approved and as approved by shareholders, as well as the number of securities remaining available for future issuance under such plans, as of December 31, 2019.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan not approved by shareholders:
2009 Stock Option Plan	172,964	(1)	$10.66	—	(2)

(1)

Effective January 4, 2012, the 2009 Riverview Financial Corporation Stock Option Plan (the “Option Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with the originally provided 170,000 shares. On April 16, 2014, the 2009 the Plan was again amended and restated to increase the total number of shares of Common Stock by 130,000 shares, thus increasing the total number of available shares under the Plan to 350,000 shares.

(2)	Effective January 21, 2019, the 2009 Stock Option Plan expired so that the remaining shares are no longer available for issuance.

The vesting schedule for all options issued under the 2009 Stock Option Plan is a seven-year cliff, which means that the options are 100% vested in the seventh year following the grant date. All options expire ten years following the grant date. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were granted and outstanding at that date. As a result of the merger with CBT Financial Corp. effective October 1, 2017, the remaining 177,579 options became fully vested. Additional information relating to the Option Plan can be found in Note 15 – Employee Benefit Plans in the Corporation’s Annual Report to shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan approved by shareholders:
2019 Equity Incentive Plan (3)	—	—	1,140,000

(3)	Effective June 13, 2019, the shareholders of Riverview Financial Corporation approved and adopted the 2019 Equity Incentive Plan.

The 2019 Equity Incentive Plan (“2019 Equity Plan”) provides that awards may be granted in any of the following forms: stock options, restricted stock awards, restricted stock units, performance awards or any or all of them, or any other right or interest relating to stock or cash. The 2019 Equity Plan authorizes up to 1,140,000 shares of common stock for issuance. The number of shares of common stock reserved for issuance under the 2019 Equity Plan is reduced, on a one-for-one basis, for each share of common stock subject to a stock option grant, and on a two-for-one basis for each share of common stock issued pursuant to restricted stock awards or restricted stock units. Shares of common stock tendered or withheld in payment of the exercise price of any stock option or for purposes of satisfying tax withholding obligation do not become available for re-issuance under the 2019 Equity Plan. Employees and directors of the Corporation, Riverview Bank or any other subsidiary of Riverview may be granted awards under the 2019 Equity Plan.

The 2019 Equity Plan restricts the maximum number of shares of stock that may be granted to any one employee to 200,000 shares (all of which may be granted during a single calendar year as Stock Options, Restricted Stock Awards/or Restricted Stock Units). The maximum number of shares that may be covered by awards to non-employee directors during a single year is limited to $50,000 in total value (calculating the value of awards based on the grant date fair value for financial reporting purposes). The vesting for the restricted stock awards issued under the 2019 Equity Plan is three (3) annual installments for awards granted to employees with the first installment vesting on the first anniversary of the effective date of the grant. The vesting for restricted stock awards granted to directors shall vest on the earlier of: (i) the one-year anniversary of the effective date of the award grant; or (ii) upon the director’s retirement in good standing with the Company at the next annual meeting of shareholders of the Company if such annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders. Restricted Stock Awards have voting rights related to the unvested, non-forfeited restricted shares. Dividends declared during the vesting period are not paid but are accrued for the Restricted Stock Awards. Upon vesting, any cash dividends declared but not paid shall be paid to the participant within 30 days following the vesting date. The 2019 Equity Plan will terminate on the ten-year anniversary of its effective date unless terminated earlier by the Board.

Named Executive Officers

The following table provides information, as of December 31, 2019, about the Corporation’s named executive officers (“NEO”):

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Brett D. Fulk (1)	51	Mr. Fulk is the President and Chief Executive Officer, effective January 2, 2019, and a director of the Corporation and the Bank since June 30, 2015. Previously, he was the President of the Corporation and the Bank since June 30, 2015 and the Chief Operating Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank).

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Kirk D. Fox (1)	52	Mr. Fox was the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank, beginning June 30, 2015 and served as a director up to his resignation effective January 2, 2019. Previously, he held the position of President beginning December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked starting in 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank beginning in 2007.
Scott A. Seasock	62	Mr. Seasock is a Senior Executive Vice President and the Chief Financial Officer of Riverview Financial Corporation and Riverview Bank since August 2016. Previously, Mr. Seasock served as the Chief Financial Officer of Peoples Financial Services Corp., Scranton, Pennsylvania and Executive Vice President, from January 2010 to April 2016. Prior to Peoples Financial Services, he served as an Executive Vice President and Chief Financial Officer of Comm Bancorp. Inc. from 1989 to 2010.
Ginger G. Kunkel	49	Mrs. Kunkel was appointed on January 17, 2019 as Senior Executive Vice President and Chief Operating Officer of the Corporation and the Bank. Ms. Kunkel joined the Company in 2014. Prior to her appointment as Chief Operating Officer, she previously served as Executive Vice President and Chief Banking Officer, which included oversight of retail banking, trust and wealth management and marketing. She has worked in the banking industry in Central and Eastern Pennsylvania since 1990.
Steven A. Ehrlich	58	Mr. Ehrlich joined the Bank in March 2019 and was appointed Senior Executive Vice President and Chief Strategy Officer for the Corporation and the Bank. Prior to joining Riverview, Mr. Ehrlich served as the founder, Chairman, President and Chief Executive Officer of Affinity Bancorp, Inc. and its subsidiary Affinity Bank of Pennsylvania, headquartered in Wyomissing, Berks County PA, which opened in 2003. Prior to starting Affinity, Mr. Ehrlich served as the Chief Lending and Chief Credit Officer for Main Street Bank, formerly Berks County Bank.

(1)	Effective January 2, 2019, Mr. Fox resigned from the Corporation and Riverview Bank and Mr. Fulk was appointed President and Chief Executive Officer of the Corporation and Riverview Bank.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and what we believe are the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner in which compensation is awarded to and earned by our Named Executive Officers (“NEOs”) (as defined in the Summary Compensation Table contained within this document) and places into perspective the data presented in the tables and narratives that follow.

Compensation Philosophy and Overview

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial and strategic goals, and which aligns executives’ interests with those of our shareholders.

Traditionally, the compensation paid to our executive officers had three principal elements: a base salary, discretionary cash bonus and discretionary equity-based compensation award, which has historically taken the form of stock options in those years where awards were granted. In 2019, Riverview approved the

Riverview Financial Corporation Executive Annual Incentive Plan (the “2019 Incentive Plan”) and the 2019 Equity Plan. The objectives of these plans are to optimize the profitability and growth of Riverview through incentives consistent with Riverview’s goals to align the interests of executive officers participating in these plans with the overall performance of Riverview.

In addition, we provide our executive officers with a variety of benefits that, in most cases, are available generally to all our salaried employees. We view each component of compensation as related but distinct. Although the Committee reviews the total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. We do believe that the executive compensation package should be fair and reasonable, taken as a whole.

Except as may be contemplated by the 2019 Incentive Plan, we have not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation. However, our philosophy is to keep cash compensation at a competitive level while providing the opportunity to our executives for significant reward through equity if our Corporation and our stock price perform well over time.

Role of Consultants

In 2018, the Compensation Committee hired the Blanchard Consulting Group to provide advice on several projects, including review of the total compensation of Riverview’s top five executives for purposes of setting future compensation, review and design of the 2019 Incentive Plan and 2019 Equity Plan, review of executive benefit plans and employment contracts, review of the Compensation Committee’s Charter and review of total compensation paid to directors.

Riverview does not have a policy that limits the other services that an executive compensation consultant can perform. Riverview has not engaged Blanchard Consulting for any other projects except for those directed by the Committee and which were limited to engagements involving the compensation of the executives and compensation of Riverview’s directors. Specific instructions and directions given to Blanchard Consulting and fees to be paid were generally outlined in an engagement letter with respect to the scope and performance of Blanchard Consulting’s duties for each project.

Role of Executive Officers in Compensation Decisions

Our President and Chief Executive Officer annually reviews the performance of each of our other executive officers. The conclusions reached by our President and Chief Executive Officer and his recommendations based on his review, including recommendations regarding salary adjustments, incentive awards and equity award amounts, are presented by the President and Chief Executive Officer to the Compensation Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The independent members of the Board of Directors make all final compensation decisions for each of our executive officers.

Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our President and Chief Executive Officer. Our President and Chief Executive Officer neither recommends nor participates in any portion of such meetings regarding his own compensation.

Role of the Compensation Committee

The Compensation Committee currently consists of Kevin D. McMillen, Chairman, David W. Hoover and Joseph D. Kerwin. Each member of the Compensation Committee is a director who is not employed by us or any of our affiliates and is an independent director under applicable NASDAQ standards applicable to Compensation Committee service.

The Compensation Committee’s underlying philosophy, as endorsed by the Board, regarding the Bank’s executive compensation program is to maintain a compensation program that is equitable in a competitive marketplace, provide opportunities that integrate pay with the Bank’s annual and long-term performance, encourage achievement of strategic objectives and creation of shareholder value, recognize and reward individual initiatives and achievements, and allow the Bank to attract, retain and motivate talented executives. The Committee ensures that our executive compensation and benefits program are consistent with our compensation philosophy and our corporate governance guidelines and makes recommendations to the Board, which has the final decision-making authority regarding executive officers’ total compensation. Annually, the Compensation Committee reviews the performance of the President and Chief Executive Officer and makes a recommendation to the Board of Directors regarding salary adjustments, incentive awards and equity award amounts. The President and Chief Executive Officer’s total compensation is subject to the approval of independent members of the Board, which has final decision-making power over the President and Chief Executive Officer’s compensation.

The Compensation Committee reviews our overall compensation strategy at least annually to ensure that it promotes shareholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our executive officers.

Use of Peer Groups

The Compensation Committee annually reviews the components of the NEOs’ compensation program in comparison with peer banks. The relevant comparator group for compensation and benefit programs consists of financial institutions of like size and geographically located in an area where the Corporation competes for the same talent. Salary and benefit information was gathered from proxies of financial institutions and salary surveys. In 2019, the Corporation used survey data from S&P Global Market Intelligence (“S&P) to educate itself as to the trends in compensation. The S&P survey provided ranges of salaries for like-size and geographically similar financial institutions.

For 2019, to ensure competitive executive compensation practices, the Corporation benchmarked its executive compensation, including base and incentive compensation, as well as the overall compensation package, against a defined peer group of similar financial service organizations. The Committee worked with its consultant to develop the peer group of bank holding companies for the purpose of making this analysis. The peer group includes bank holding companies that, at the time of selection in 2018, were generally comparable to Riverview in terms of asset size, although they were not necessarily comparable in terms of financial performance. The peer group will be used to assist in the determination of base salary, equity-based compensation and awards, benefits and long-term incentives by comparing Riverview’s financial performance and compensation practices relative to the peer group average, mean and median compensation levels for similar positions within the peer group.

The members of the peer group as of December 31, 2019 were:

Peoples Financial Services Corp.	Summit Financial	Mid Penn Bancorp. Inc.
ESSA Bancorp. Inc.	Codorus Valley Bancorp, Inc.	MBV Financial
Orrstown Financial Services, Inc.	Penns Woods Bancorp, Inc.	ACNB Corporation
Premier	Citizens Financial	Citizens & Northern Corporation
FNBC Bancorp	Franklin Financial	QNB Corp
Norwood Financial Corp.	DNB Financial Corporation	ENB Financial
Emclaire Financial

Components of our Executive Compensation Program

Base Salary

A competitive base salary is necessary to attract and retain talented executives. The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels that are in place for comparable positions within the industry, and responsibilities assumed by the named executive officers. While a NEO’s initial salary is determined by an assessment of competitive market levels, the most significant factors in determining base salary increases are individual performance and annual peer analysis. The Compensation Committee evaluates the NEOs base salary levels on an annual basis. The Corporation usually grants annual increases to executives to reward performance as well as to reflect changes in responsibilities and the competitive environment in the market.

In establishing the base salaries for the NEOs for 2019, the Compensation Committee considered the Corporation’s financial performance in comparison with historical trends and S&P peer group and market-based industry data. In consideration of the general economic conditions prevailing in 2019 and the Corporation’s financial performance, and to maintain a competitive salary base for the named executive officers, the Committee determined that an increase in base salary for 2019 for all NEOs in the amounts shown in the Summary Compensation Table was appropriate.

Cash Bonuses

In previous years, we paid discretionary cash bonus compensation to the NEOs that was directly linked to our overall corporate financial performance and individual performance. The discretionary cash bonuses were paid at the discretion of the Board of Directors if the Board was of the opinion that such an award was merited. The bonuses are designed to align NEOs’ interests with those of shareholders by linking the Corporation’s performance to such a cash award.

In 2019, we adopted the 2019 Incentive Plan to provide annual cash bonus awards, designated as a percentage of base salary and subject to performance objectives that must be satisfied during each plan year (which is the calendar year) for the participant to earn the annual bonus award. Each NEO is eligible to participate in the 2019 Incentive Plan. The specific performance objectives will be determined annually by the independent members of the Board (the “committee”), but generally may include objective targets on financial performance, profitability growth, asset quality, risk management and subjective performance objectives, such as particular qualitative factors for the participant based on his or her duties to Riverview. Each performance objective will specify levels of achievements at “threshold,” “target,” and “maximum” levels and will be weighted by priority as a percentage of the annual bonus award payable to the participant. In addition to the foregoing, payment of the annual bonus award is also contingent on Riverview’s and/or the participant’s overall performance level being satisfactory, as determined in sole discretion by the committee. The annual bonus award is payable to each participant in the form of a cash lump sum within 2.5 months following the end of plan year. The committee, however, may instead grant an annual bonus award that provides that a percentage of the award would be paid in the form of an equivalent number of restricted stock awards and/or stock options, which would be issued under the 2019 Equity Plan.

Notwithstanding the foregoing, because the Corporation’s performance objectives were not satisfied during the 2019 plan year, primarily as a result of the extraordinary costs associated with our strategic initiative to reduce our efficiency ratio and the integration of CBT Financial Corp. and the Corporation following their merger, no bonuses were awarded to the NEOs pursuant to the 2019 Incentive Plan.

Equity-Based Compensation

The Corporation believes in providing long-term compensation consisting of equity grants to incent executives on delivering long-term performance and shareholder value and to act as a balance to short-term incentives, ensuring a focus on the long-term stability of the organization. The Corporation incorporates vesting terms into its equity awards that encourage executive retention, where grants of equity awards will vest over a period of years to serve as an inducement for our executives to remain in the employ of our Corporation. The Corporation believes in equity award levels that are fair and market competitive, both in isolation and in the context of total compensation.

Additionally, we believe that our executives should have a greater percentage of their compensation at risk as compared with our other employees. Since our executives do not benefit from stock options or experience an increase in the value of restricted stock awards that have been made, unless the price of our stock increases after the grant date as compared with the grant price, they clearly provide our executives with an added incentive to build shareholder value.

The potential for awards is reviewed annually, although shares will not necessarily be awarded each year, depending upon the Corporation’s financial performance. The 2019 Equity Plan was adopted and approved by shareholders as a means to (i) align the interests of key individuals with shareholders by encouraging and creating ownership of Common Stock; (ii) enable the Corporation to attract and retain qualified individuals; (iii) provide meaningful long-term equity to persons who are in a position to make significant contributions toward Corporation objectives; (iv) reward individual performance; and (v) allow the Corporation to be competitive with its peers. The 2019 Equity Plan provides for the issuance of up to 1,140,000 shares of common stock, which can be awarded in the form of stock options, restricted stock awards or restricted stock units. No awards were granted under the 2019 Equity Plan to the NEOs during the year ended December 31, 2019. As described in more detail below, discretionary grants of restricted stock awards were made to NEOs under the 2019 Equity Plan in January 2020 as a result of their performance in 2019 to improve operating efficiencies within the Corporation.

Retirement and other Executive Benefits and Perquisites

All our executives are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, 401(k) and Employee Stock Purchase (“ESPP”) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees. We have no current plans to make changes to levels of benefits and perquisites generally provided to executives.

Riverview Bank maintains Deferred Executive Compensation Plan and Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives, which include Messrs. Fulk and Fox. The agreements were specifically designed to encourage key executives to remain as employees of the Bank. The SERP agreements are unfunded, with benefits paid from the Bank’s general assets. After normal retirement, benefits of $4,167 and $1,667 are payable to Mr. Fulk or his beneficiaries in equal monthly installments for a period of 15 and 20 years, respectively. As a result of Mr. Fox’s resignations, annual SERP payments of $47,470 commenced August 2019, payable over 15 years in accordance with terms of his agreements. The interest rate on the unpaid balance of Mr. Fox’s SERP is fixed at 4.00%. There are provisions for death benefits should a participant die before his retirement date and the agreements are subject to change in control and other provisions.

Mr. Fulk is entitled to the use of a Corporation owned vehicle while employed, and Mr. Seasock receives a monthly allowance for automobile use. These perquisites are viewed as a normal and reasonable benefit in a highly competitive financial service industry.

Tax Deductibility of Executive Compensation

Under 162(m) of the Internal Revenue Code, as amended by the Tax Cut and Jobs Act (“Tax Act”) on December 22, 2017, publicly-held corporations are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each covered employee, defined as the publicly-held corporation’s principal executive officer, principal financial officer and three additional highest compensated officers during any taxable year of the corporation beginning after December 31, 2016. The Tax Act provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) prior to the Tax Act, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter.

Our stock option grants awarded prior to November 2, 2017 are expected to continue to qualify as qualified performance-based compensation that is exempt from the deductibility limitation under Section 162(m). A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances.

The Compensation Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Internal Revenue Code, unless the benefit of such deductibility is considered by the Compensation Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Since compensation objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Internal Revenue Code. Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks or insider participation that would require disclosure under applicable proxy rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Riverview Financial Corporation has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Corporation’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the members of the Compensation Committee:

Kevin D. McMillen, Chairman

David W. Hoover

Joseph D. Kerwin

COMPENSATION TABLES

The following table summarizes the total compensation for Kirk D. Fox, Riverview Financial Corporation’s former Chief Executive Officer, Brett D. Fulk, Riverview Financial Corporation’s President and Chief Executive Officer, Scott A. Seasock, Riverview Financial Corporation’s Chief Financial Officer, Ginger G. Kunkel, Chief Operating Officer and Steven A. Ehrlich, Chief Strategy Officer during 2019 for the prior two (2) fiscal year-ends. These individuals are referred to as the “Named Executive Officers.”

Mr. Fox resigned from the Corporation effective January 2, 2019 and Mr. Fulk was then appointed President and Chief Executive Officer.

2019 Summary Compensation Table

Name and Principal Position	Year		Salary		Bonus	Option Awards	Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
Brett D. Fulk	2019		$453,711		$—	$—	$44,047	$58,551	(1)	$556,309
President and Chief Executive Officer	2018		400,000		150,000	—	4,696	58,154	(2)	612,850
Kirk D. Fox	2019		13,077	(3)	—	—	516,482	1,330,527	(4)	1,860,086
Former Chief Executive Officer	2018		425,000		—	—	24,720	114,276	(5)	563,996
Scott A. Seasock	2019		218,615		—	—	—	9,450	(6)	228,065
Chief Financial Officer	2018		205,000		30,000	—	—	9,450	(7)	244,450
Ginger G. Kunkel	2019	(10)	238,596		—	—	—	12,105	(8)	250,701
Chief Operating Officer	2018		—		—	—	—	—		—
Steven A. Ehrlich	2019	(10)	185,385		—	—	—	2,320	(9)	187,705
Chief Strategy Officer	2018		—		—	—	—	—		—

(1)

Includes an automobile allowance for personal use of $8,957; 401(k) plan matching contribution of $11,200; life insurance premiums of $450; and change of $37,944 in accrued pension value of a supplemental retirement plan.

(2)

Includes an automobile allowance for personal use of $8,217; 401(k) plan matching contribution of $10,999; life insurance premiums of $450; private and country club membership of $2,500; and change of $35,988 in accrued pension value of a supplemental retirement plan.

(3)	Mr. Fox resigned from the Corporation effective January 2, 2019 (the “separation date”).
(4)

Includes separation payment of $736,302; noncompete payment of $150,000; fair market value of $37,950 for the bank-owned vehicle transferred to Mr. Fox upon his resignation in accordance with his separation agreement; 401(k) plan matching contribution of $523; and change of $405,752 in accrued pension value of supplemental retirement plan prorated to his separation date.

(5)

Includes an automobile allowance for personal use of $3,165; 401(k) plan matching contribution of $11,000; life insurance premiums of $468; country club membership of $1,665; change of $45,478 in accrued pension value of a supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; and lump sum payment of $42,500 for unused paid time off.

(6)	Includes life insurance premiums of $450; and an automobile allowance for personal use of $9,000.
(7)	Includes life insurance premiums of $450; and an automobile allowance for personal use of $9,000.
(8)	Includes life insurance premiums of $450; 401(k) plan matching contribution of $8,581; and an automobile allowance for personal use of $3,074.

(9)	Includes life insurance premiums of $450; and an automobile allowance for personal use of $1,870.
(10)	Appointed as an executive officer in 2019.

Agreements with Executive Officers

Mr. Fulk is party to a three-year employment agreement with the Corporation. On every anniversary date of the agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given by either party. The agreement provides that Mr. Fulk may participate in those employee benefit plans for which he is eligible. It also provides that if Mr. Fulk’s employment is terminated by the Bank without cause or, if after a change in control, he is terminated without cause, or the Bank reduces his salary or benefits, changes his reporting responsibilities, duties or titles, and does not cure the issue after notice, he will receive three times his annual compensation minus applicable taxes and withholdings payable in twenty-four (24) equal monthly installments beginning within thirty (30) days of his separation of service. Annual compensation is defined as Mr. Fulk’s annual base salary plus the highest bonus received within the previous two years plus the amount which the Bank pays for employee benefits for Mr. Fulk for a one-year period.

Mr. Fox resigned from his employment with the Corporation on January 2, 2019, thus terminating the employment agreement he and the Corporation had previously entered into. The Corporation and the Bank entered into a Separation Agreement and Release (the “Agreement”) with Mr. Fox, under which the Bank will pay Mr. Fox: (1) a gross amount of $1,767,125, with $441,781.25 to be paid on the first day of the seventh month following the date of resignation and the remaining amount to be paid in 18 equal monthly installments thereafter; (2) an annual benefit of $150,000, payable in 26 equal bi-weekly installments for a period of five years (the “Annual Benefit”) or, if earlier, until the date on which certain restrictive covenants of Mr. Fox as set forth in the Agreement cease, whether by breach of Mr. Fox, mutual agreement of the parties or by election of Mr. Fox if there is a change in control of the Corporation or Bank on or after the two-year anniversary of the date of his resignation; and (3) with continued participation in the Bank’s medical, dental and vision plans at Mr. Fox’s expense for the period during, which he is receiving the Annual Benefit, provided he remains eligible to participate in such plans. The Agreement which includes a five-year non-competition, non-solicitation and confidentiality provisions covering any county of the Commonwealth of Pennsylvania where any Bank office or branch is located or any contiguous county, provides that Mr. Fox will provide certain consulting and post-termination services, and contains a release of claims by Mr. Fox. The payments to Mr. Fox under the Agreement are subject to forfeiture if Mr. Fox breaches certain obligations.

If the termination payments to be paid to Messrs. Fox and Fulk are determined to be subject to excise tax under Section 280G of the Internal Revenue Code, the Corporation will “gross up” the payment made to the executive so that he will receive, after application of the excise tax, the amount he would have otherwise received if Section 280G were not applicable.

Mr. Seasock is party to a two-year employment agreement with the Corporation. On every anniversary date of the agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given by either party. The agreement provides that the executive may participate in those employee benefit plans for which he is eligible and will receive a monthly vehicle allowance of $750. The agreement contains a non-compete covenant restricting the executive from competing with the Corporation within any county in which a branch or office of the Corporation is located for one year after the last day of employment with the Corporation. The agreement provides that if the executive terminates his employment for “good reason” or is terminated without cause, or if within 12 months of a change in control the executive terminates his employment for good reason or is terminated without cause, the Corporation will pay him two times his base salary plus one times the annual amount that the Bank pays for employee health care benefits for the executive, less applicable taxes and withholding, such amount to be payable in 12 equal monthly installments beginning within 30 days following his separation from service.

Mrs. Kunkel is party to a one-year change in control agreement, where the initial term will be automatically extended for successive additional one-year periods, unless the Corporation provides written notice to the executive not later than 30 days before such anniversary date of its intent not to renew this agreement. The agreement provides that if a change of control occurs and the executive validly and timely delivers notice of termination to the Corporation, the executive will be entitled to receive a lump sum payment in an amount equal to the sum of (i) the highest annualized base salary paid to the executive during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to the executive by the Corporation with respect to one of the two calendar years immediately preceding the year of termination of employment by the delivery of a notice of termination.

Riverview entered into individual deferred compensation agreements with Messrs. Fulk and Fox, allowing the executives to defer payment of their base salary, bonus and performance-based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors generally declares the interest rate for these agreements during the deferral period, based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%. The Board did not declare a rate for 2019 since no deferrals were elected by participants for 2019. The agreements are unfunded, with benefits to be paid from Riverview’s general assets.

Mr. Fulk elected to receive deferred compensation payments at age 50. As a result of reaching age 50 during 2018, deferred compensation payments of $5,831.68 per month, payable over 60 months, commenced October 2018. The interest rate on the balance of the unpaid deferred compensation is fixed at 4.89%.

As a result of Mr. Fox’s resignation, deferred compensation payments of $13,829.54 per month commenced August 2019 in accordance with his deferred compensation agreements. The interest rate on the balance of the unpaid deferred compensation is fixed at 4.83%.

Riverview Bank maintains Supplemental Executive Retirement Plan (“SERP”) agreements with Messrs. Fulk and Fox. After normal retirement, benefits of $4,167 and $1,667 are payable to Mr. Fulk or his beneficiaries in equal monthly installments for a period of 15 and 20 years, respectively. As a result of Mr. Fox’s resignations, annual SERP payments of $47,470 commenced August 2019, payable over 15 years in accordance with terms of his agreements. The interest rate on the unpaid balance of Mr. Fox’s SERP is fixed at 4.00%. There are provisions for death benefits should a participant die before his retirement date and the agreements are subject to change in control and other provisions.

Outstanding Equity Awards at Year-End

The following table presents equity incentive plan awards, granted under the 2009 Stock Option Plan, that were outstanding at December 31, 2019 for each named executive officer and information relating to those option awards that were unexercised and option awards that had not yet vested as of that date.

Name	Number of securities underlying unexercised options (#): exercisable	Number of securities underlying unexercised options (#): unexercisable	Option exercise price ($/Share)	Option Expiration Date
Kirk D. Fox	20,000	—	$10.00	5/5/2024
	4,500	—	$13.05	11/18/2025
Brett Fulk	11,000	—	$10.60	12/07/2021
	10,000	—	$10.35	1/4/2022
	20,000	—	$10.00	5/5/2024
	4,500	—	$13.05	11/18/2025
Scott A. Seasock	10,000	—	$11.94	3/15/2027
Ginger G. Kunkel	4,000	—	$10.00	5/5/2024
Steven A. Ehrlich	—	—	—	—

Prior to 2020, the Corporation did not award equity grants to named executives in the past several years. In particular, the 2009 Stock Option Plan expired January 21, 2019. In January 2020 discretionary grants of restricted stock awards were made to NEOs under the 2019 Equity Plan as a result of their performance in 2019 to improve operating efficiencies within the Corporation.

Name	Restricted Stock Awards Granted
Brett D. Fulk	1,729
Scott A. Seasock	848
Ginger G. Kunkel	940
Steven A. Ehrlich	940

The vesting for the restricted stock awards issued under the 2019 Equity Plan is three (3) annual installments for awards granted to employees with the first installment vesting on the first anniversary of the effective date of the grant.

Incentive payouts for the CEO are subject to a stock ownership requirement of 1.0x the CEO’s then current annual salary, which includes all shares owned, unvested shares of restricted stock and vested and unexercised stock options. This requirement becomes effective in 2024.

Directors’ Compensation

The following table summarizes the total compensation paid to the directors (other than directors who are Named Executive Officers and whose compensation in all capacities is stated in the Summary Compensation Table) during the year ended December 31, 2019. Employee directors are not separately compensated for their service on the Board and Board committees.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Paula M. Cherry	$35,050	$—	$35,050
Albert J. Evans	35,550	—	35,550
Maureen M. Gathagan	38,050	—	38,050
Howard R. Greenawalt	39,950	—	39,950
David W. Hoover	56,350	—	56,350
Joseph D. Kerwin	38,050	—	38,050
Kevin D. McMillen	45,050	—	45,050
Timothy E. Resh	34,950	—	34,950
Marlene K. Sample	34,550	—	34,550
John G. Soult, Jr.	49,950	—	49,950
William E. Wood (3)	42,550	—	42,550

(1)	Retainer fee for services as a director.
(2)	No options awards were granted during 2019.
(3)	Retired from the Board effective as of the 6/11/2020 Annual Meeting.

For the first and second quarters of 2019, the Chairman of the Board received a quarterly retainer of $8,500 while the Vice Chairman of the Board received a quarterly retainer fee of $7,500. The quarterly retainer fee for non-employee directors was $6,000 in the first and second quarters of 2019. For the third and fourth quarters of 2019, the Chairman of the Board received a quarterly retainer of $6,800 while the Vice Chairman of the Board received a quarterly retainer fee of $6,000. The quarterly retainer fee for non-employee directors was $6,000 in the first and second quarters of 2019 and was $4,800 in the third and fourth quarters of 2019. A fee of $750 is paid to each non-employee director for each Board meeting attended. Non-employee directors are paid $500 for each Board designated committee meeting that they attend in which they are an appointed committee member. Each non-employee director appointed to the Directors Loan committee receives $500 per month. All Board compensation is paid quarterly.

The following table presents equity incentive plan awards, granted under the 2009 Stock Option Plan, that were outstanding at December 31, 2019 for each independent director and information relating to those option awards that were fully vested but unexercised and option awards that had not yet vested and were unexercisable as of that date.

Name	Number of securities underlying unexercised options (#): exercisable	Number of securities underlying unexercised options (#): unexercisable	Option exercise price ($/Share)	Option Expiration Date
Paula M. Cherry	—	—	—	—
Albert J. Evans	1,150	—	$13.05	11/18/2025
Maureen M. Gathagan	—	—	—	—
Howard R. Greenawalt	2,583	—	9.75	1/3/2024
	1,600	—	10.00	5/5/2024
	1,150	—	13.05	11/18/2025
David W. Hoover	2,583	—	9.75	1/3/2024
	1,600	—	10.00	5/5/2024
	1,150	—	13.05	11/18/2025
Joseph D. Kerwin	2,583	—	9.75	1/3/2024
	1,600	—	10.00	5/5/2024
	1,150	—	13.05	11/18/2025
Kevin D. McMillen	—	—	—	—
Timothy E. Resh	—	—	—	—
Marlene K. Sample	—	—	—	—
John G. Soult, Jr.	—	—	—	—
William E. Wood	—	—	—	—

On January 23, 2020, discretionary grants of restricted stock awards were made to the non-employee directors under the 2019 Equity Incentive Plan. No stock options were granted in 2019.

Name	Restricted Stock Awards Granted
Paula M. Cherry	560
Albert J. Evans	560
Maureen M. Gathagan	560
Howard R. Greenawalt	560
David W. Hoover	560
Joseph D. Kerwin	560
Kevin D. McMillen	560
Timothy E. Resh	560
Marlene K. Sample	560
John G. Soult, Jr.	560
William E. Wood	560

The vesting for restricted stock awards granted to directors shall vest on the earlier of: (i) the one-year anniversary of the effective date of the award grant; or (ii) upon the director’s retirement in good standing with the Company at the next annual meeting of shareholders of the Company if such annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders.

The Corporation maintains a Director Deferred Fee Agreement (“DDFA”) which allows electing directors to defer payment of their director fees until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.70% for 2019 for the Agreements with two former directors. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%. No directors actively deferred their director fees into the plan during 2019.

The Corporation and Riverview Bank, entered into a Director Emeritus Agreement (the “Agreement”) with its “founding” directors, effective November 2, 2011. In order to promote the orderly succession of the Board of Directors, the Agreement defines the benefits the Bank is willing to provide upon the termination of service as a director to those individuals who were directors of the Corporation as of December 31, 2011, as long as the director provides the services contemplated in the Agreement. The material terms of the Agreement are as follows:

•

The Bank will pay the director or the director’s beneficiary $15,000 per year, which may be increased at the sole discretion of the Board of Directors, for five years, payable in equal monthly installments in the following circumstances:

•

Upon termination of service as a director on or after the age of 65, provided the director has 10 or more years of continuous service at the date of termination and is willing to provide certain ongoing services for the Bank, which include being available to the Board for advice and consultation, continuing to act as a “Goodwill Ambassador” for the Bank, and avoiding any competitive arrangements that may be contrary to the best interests of the Bank;

•	Upon termination of service as a director due to a disability prior to the age of 65;

•

If the director is active as a director or director emeritus as of the date of a change in control of the Bank or the Corporation (as defined in Section 409A of the Internal Revenue Code), upon termination of services as a director on or after the age of 65, provided the director has 10 or more years of continuous services at the date of termination;

•	Upon the death of a director after electing to be a director emeritus.

RELATED PARTY TRANSACTIONS

Some of the Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, the Corporation’s subsidiary bank, Riverview Bank, during 2019. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The Corporation anticipates that Riverview Bank will continue to enter into similar transactions with its officers and directors in the future.

The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time approval of a related party transaction is considered by the Board.

Payments made during 2019 and 2018 to any director who is a partner in, or a controlling shareholder, or an executive of an organization that made payments to, or received payments from, the Corporation or Bank for property or services were made within NASDAQ guidelines defining director independence and were below the applicable SEC threshold for disclosure as a related party transaction.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•

reviewed and discussed the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2019 with management and with Crowe LLP (“Crowe”), the Corporation’s independent registered public accounting firm for 2019;

•	discussed with Crowe the matters required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission;

•

received the written disclosures and the letter from Crowe required by applicable requirements of the PCAOB and has discussed with Crowe, which is independent from the Corporation and its management; and

•

recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

By the members of the Audit Committee of the Board of Directors:

Howard R. Greenawalt, Chairman

Timothy E. Resh

Marlene K. Sample

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 20, 2018, Riverview Financial Corporation, after review and recommendation of the Audit Committee of the Corporation’s Board of Directors, appointed Crowe LLP (“Crowe”) as the Corporation’s new independent registered public accounting firm for and with respect to the year ending December 31, 2019. The Corporation dismissed Dixon Hughes Goodman LLC (“DHG”) from that role following the issuance of the Corporation’s audited financial statements and filing of its Annual Report on Form 10-K for the year ended December 31, 2018.

The report issued by DHG in connection with the audit of the Corporation for the year ended December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor was this report qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, for the year ended December 31, 2018, there were no disagreements with DHG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DHG, would have caused DHG to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Corporation for such year. During the year ended December 31, 2018, there were no “reportable events” as such term is defined within the meaning of Item 304(a)(1)(v) of S-K.

Prior to engaging Crowe, the Corporation did not consult with Crowe regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Crowe on the Corporation’s financial statements, and Crowe did not provide any written or oral advice that was an important factor considered by the Corporation in reaching a decision as to any such accounting, auditing or financial reporting issue.

The Audit Committee has approved the engagement of Crowe for the year ending December 31, 2020, subject to the ratification of the Corporation’s shareholders.

Aggregate fees billed by Crowe and DHG for services respectively rendered in the aggregate for the years ended December 31, 2019 and 2018 were as follows:

	Crowe	DHG
	2019	2018
Audit fees (1)	$225,000	$227,457
Tax fees (2)	18,800	—
All other fees (3)	1,000	9,200

Total	$244,800	$236,657

(1)

Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(2)	Tax fees were for professional services rendered for preparation of the Corporation’s corporate tax returns and other tax compliance issues.
(3)	Other fees were for consultations concerning general accounting issues.

The Audit Committee pre-approves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Exchange Act. However, these types of services are approved prior to completion of the services. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2019. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approval process is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed backup documentation at the time of approval.

Although shareholder approval for the selection of Crowe is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is a common practice among other publicly traded companies and consistent with sound corporate governance practices. If Riverview’s shareholders do not approve this proposal at the 2020 Annual Meeting, the Audit Committee will consider the results of the shareholder vote on this proposal when selecting an independent auditor for 2021, but no determination has been made as to what action, if any, the Audit Committee would take if shareholders do not ratify the appointment of Crowe. Representatives from Crowe are expected to be present at the Annual Meeting. While Crowe representatives will not have an opportunity to make a statement, they will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2020.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Riverview Financial Corporation’s Annual Report for the year ended December 31, 2019, without charge, by submitting a written request to Scott A. Seasock, Chief Financial Officer of Riverview Financial Corporation, 3901 North Front Street, Harrisburg Pennsylvania 17110. The Form 10-K is also available on the Corporation’s website at https://www.riverviewbankpa.com/ then clicking on the Investor Relations link under the “Annual Reports” heading.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors and as permitted by applicable SEC rules.

RIVERVIEW FINANCIAL CORPORATION 3901 North Front Street Harrisburg, PA 17110 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RIVE2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of four (4) Class 1 Directors to Serve for a Three-Year Term and until their successors are elected and qualified. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees 01 Brett D. Fulk 02 Maureen M. Gathagan 03 Howard R. Greenawalt 04 John G. Soult, Jr. The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of Crowe, LLP, as the independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Nominees For Against Abstain For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000459347_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com RIVERVIEW FINANCIAL CORPORATION Annual Meeting of Shareholders June 11, 2020 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Joseph D. Kerwin and Marlene K. Sample and either of them, proxies of the undersigned, with full power of substitution to vote all of the shares of RIVERVIEW FINANCIAL CORPORATION that the undersigned shareholder may be entitled to vote at the Annual Meeting of Shareholders to be held on Thursday June 11, 2020, at 10:00 AM, local time, via a live webcast at www.virtualshareholdermeeting.com/RIVE2020, and any adjournment or postponement thereof. This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned. If no specification is made, this proxy will be voted FOR the nominees and proposals listed on the reverse side of this form. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000459347_2 R1.0.1.18